UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Farmers & Merchants Bancorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

March 27, 2026

Dear Fellow Stockholder:
I am delighted to invite you to attend our Annual Meeting (the “Annual Meeting” or “Meeting”) of Stockholders of Farmers & Merchants Bancorp (the “Company”).  The Meeting will be held at 2:00 P.M., Pacific Time, on May 11, 2026 by means of remote communication (commonly referred to as a “virtual” meeting). You will find information in the enclosed proxy statement on how to attend the Meeting.  The Board of Directors has determined that the 2026 Annual Meeting will once again be held over the web in a virtual meeting format only.  You will not be able to attend the Annual Meeting in person.

Your vote is important, regardless of the number of shares you hold.  We will begin mailing proxy statements and the Company’s 2025 annual report on or about April 3, 2026.

Even if you do not plan to attend the Annual Meeting, please read the enclosed proxy statement and vote your shares as promptly as possible by mail, telephone or the internet. Voting promptly will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the Meeting.  Also, please retain a copy of your proxy card, since you will need information on the proxy card to access the virtual meeting.

If you need assistance in voting or have any questions, please contact Jehna Silva, VP Shareholder Relations, at (209) 367-2348.

Our Board and management are committed to the success of the Company which in turn allows us to support all stakeholders in a balanced manner, including our stockholders, clients, associates, and the communities we serve. Thank you for your continued confidence and support.

Sincerely,

Kent A. Steinwert
Chairman, President, and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 27, 2026

NOTICE is hereby given that the 2026 Annual Meeting of Stockholders of Farmers & Merchants Bancorp will be held:

DATE	May 11, 2026

TIME	2:00 p.m. Pacific Time

LOCATION (VIRTUAL)
This year’s Annual Meeting will be conducted solely online via live webcast. There is no physical location for the Annual Meeting.  You will be able to attend the Annual Meeting online, and vote your shares by mail, telephone, or the internet.  You will be able to submit your questions during the Meeting by logging into www.meetnow.global/MRNPCSL.  Additionally, you will need to enter the 15 digit control number that is printed in the shaded bar on the front of your proxy card.

ITEMS OF BUSINESS

No.	Proposal
1.	Elect seven (7) director nominees named in this proxy statement each for a term of one year.
2.	Hold an advisory (non-binding) vote to approve the compensation paid to the Company’s named executive officers (commonly referred to as “Say-on-Pay”).

RECORD DATE
Holders of record of the Company’s voting common stock at the close of business on March 20, 2026 (the “Record Date”) will be entitled to vote at the Meeting or any adjournment or postponement of the Meeting.

ANNUAL REPORT
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the Securities and Exchange Commission (“SEC”) on March 13, 2026 (the “Annual Report”), accompanies this proxy statement.

AVAILABLE MATERIALS	The Company’s proxy statement and the Annual Report are also available on the internet at www.fmbonline.com.

PROXY VOTING
It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing the enclosed proxy card and returning it by mail. Registered stockholders, that is, stockholders who hold stock in their own names, can also vote their shares by telephone or via the internet. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can also vote by telephone or the internet. Regardless of the number of shares you own, your vote is very important. Please vote today.  If you need assistance in voting or have any questions please contact Jehna Silva, VP Shareholder Relations, at (209) 367-2348.

MEETING ADMISSION
If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the virtual Annual Meeting. Please follow the instructions on the notice or on the proxy card that you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the virtual Annual Meeting.

To register to attend the virtual Annual Meeting you must submit proof of your proxy power (legal proxy) reflecting your Farmers & Merchants Bancorp holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, or 2:00 p.m., Pacific Time, on May 7, 2026.  You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to the following:

Email:
Forward the email from your broker granting you a Legal Proxy, or attach an image of your legal proxy, to legalproxy@computershare.com.

Mail:
Computershare
Farmers & Merchants Bancorp Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plug-ins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the Meeting. We encourage you to access the Meeting prior to the start time. A link on the meeting page will provide further assistance should you need it.

Please complete, sign and date, as promptly as possible, the enclosed proxy and immediately return it in the envelope provided for your use. This is important whether or not you plan to join the virtual Annual Meeting. The giving of such proxy will not affect your right to revoke such proxy or to vote online, should you join the virtual Annual Meeting.  Please retain a copy of your proxy card since you will need information on the card to access the virtual meeting.

March 27, 2026

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Bart R. Olson
Bart R. Olson
Corporate Secretary

PROXY STATEMENT FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
MAY 11, 2026

General Information

The Board of Directors (the “Board of Directors” or “Board”) is providing you with these proxy materials in connection with its solicitation of proxies to be voted at our 2026 Annual Meeting of Stockholders (the “Annual Meeting” or “Meeting”) to be held virtually on May 11, 2026, at 2:00 p.m., Pacific Time.  In this Proxy Statement, Farmers & Merchants Bancorp may also be referred to as “we,” “our” or “the Company.” The Notice of Annual Meeting, Proxy Statement, and a proxy or voting instruction card (the “Proxy Card”), together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Annual Report”), are being mailed starting on or about April 3, 2026.

Items of Business
The Board is asking you to vote on the following items at the Annual Meeting:

No.	Proposal
1.	Elect seven (7) director nominees named in this proxy statement each for a term of one year.
2.	Hold an advisory (non-binding) vote to approve the compensation paid to the Company’s named executive officers (commonly referred to as “Say-on-Pay”).

Who Can Vote

Only stockholders of record at the close of business on March 20, 2026 (the “Record Date”), will be entitled to vote online at the virtual meeting or by proxy. On the Record Date, there were 693,043 shares of common stock outstanding and entitled to vote.  Holders of common stock of the Company are entitled to one vote for each share held.  However, with respect to the election of Directors, each stockholder may be eligible to exercise cumulative voting rights. See “Other Matters – Cumulative Voting” for additional information.

Notice and Access (Electronic Proxy)

Farmers & Merchants Bancorp offers electronic access in lieu of mail delivery of our Annual Report and Proxy Statement.  Should you want to elect not to receive a paper copy of our Annual Report and Proxy Statement, please sign up at www.envisionreports.com/FMCB.  You may rescind electronic access at any time.

If you make this election, shortly before the Meeting you will receive a proxy card, along with voting instructions and the web address where you can access that year’s annual report and proxy statement.

If you have any questions regarding electronic access, please call Jehna Silva, VP Shareholder Relations, at (209) 367-2348.

Voting of Proxies
The shares represented by all properly executed proxies received in time for the virtual Meeting will be voted in accordance with the stockholders’ choices specified therein.

Voting Requirements

In the election of Directors, the seven (7) director nominees receiving the most affirmative votes will be elected to the Board of Directors. Abstentions and broker “non-votes” will have no effect on the election of Directors.

Approval of a non-binding advisory proposal on the compensation of the Company’s named executive officers will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.

Number of Shares Required to be Present to Hold the Meeting

A majority of the shares entitled to vote, represented either online during the virtual Meeting or by properly executed proxies, will constitute a quorum at the virtual Meeting. Abstentions and broker “non-votes” are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If a quorum is not present at the scheduled time of the Meeting, the chair of the Meeting or the holders of a majority of the shares of voting common stock entitled to vote who are represented either online during the virtual Meeting or by proxy, may adjourn the Meeting to another date, place or time.  The time and place of the adjourned Meeting will be announced at the time the adjournment is taken. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

How to Vote Your Shares

1.	You can vote your proxy by mail. If you properly complete, sign and return the Proxy Card, it will be voted in accordance with your instructions.

2.
You can vote your proxy by telephone. If you are a registered stockholder, that is, if your shares are held in your own name, you can vote by telephone by following the instructions included on the Proxy Card. If you vote by telephone, you do not have to mail in your Proxy Card. If your shares are held through a bank, broker or other nominee, check your Proxy Card to see if you can vote by telephone.

3.
You can vote your proxy via the internet. If you are a registered stockholder, you can vote via the internet by following the instructions included on the Proxy Card. If your shares are held through a bank, broker or other nominee, check your Proxy Card to see if you can also vote via the internet.

4.
You can vote online during the Annual Meeting. If you are a registered stockholder, you can vote online during the Meeting. If your shares of common stock are held through a bank, broker or other nominee and you wish to vote your shares of common stock online during the Meeting, you will need to obtain a legal proxy from the holder of your shares of common stock indicating that you were the beneficial owner of those shares of common stock on the Record Date for the Annual Meeting, and that you are authorized to vote such shares of common stock. You are encouraged to vote by proxy prior to the Annual Meeting even if you plan to attend the Meeting.

Revoking Your Proxy

If you are a registered stockholder, you can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by:

■	submitting another proxy with a later date;

■	giving written notice of the revocation of your proxy to the Company’s Corporate Secretary prior to the Meeting; or

■	voting during the Meeting. (Your proxy will not be automatically revoked by your attendance at the Annual Meeting; you must actually vote during the Meeting to revoke a prior proxy.)

If your shares are held in street name, you should follow the instructions provided by your bank, broker or other holder of record to be able to participate in the Meeting.

Proxy Solicitation Costs

The enclosed proxy is solicited on behalf of the Company’s Board of Directors. The Company will pay the cost of soliciting proxies in the accompanying form. The Company’s officers, who will not be paid any additional compensation for such solicitation, may solicit proxies by mail, telephone, or fax. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of the Company’s shares of common stock.

Inspectors of Election

The Board of Directors has appointed two officers of the Company to act as Inspectors of Election at the Annual Meeting and Computershare to tabulate the votes cast.

Director Nominees Unable to Stand for Election

If a Director nominee is unable to stand for election, the Board of Directors may either reduce the number of Directors to be elected or select a substitute Director nominee. If a substitute Director nominee is selected, the persons named in the proxy will vote your shares for the substitute Director nominee unless you have withheld authority to vote for the Director nominee replaced.

Voting Results of the Meeting

We will announce preliminary voting results at the Annual Meeting and subsequently publish the results of the votes, including the name of each Director elected at the Meeting, as well as a brief description of each matter voted upon, in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the date of the Annual Meeting (on or before May 15, 2026). You may view this Current Report on Form 8-K, when available, on the Internet through the SEC’s website at www.sec.gov or through our website at www.fmbonline.com.

Multiple Proxy Cards

If you receive multiple Proxy Cards, your shares are probably registered differently or are in more than one account. Vote all Proxy Cards received to ensure that all of your shares are voted. Unless you need multiple accounts for specific purposes, we recommend that you consolidate as many of your accounts as possible under the same name and address. If the shares are registered in your name, contact our transfer agent, Computershare, at (800)736-3001; otherwise, contact your bank, broker or other nominee.

Board of Directors Voting Recommendations

The voting recommendations from the Board of Directors are as follows:

No.	Proposal	Board Recommendation
1.	Elect seven (7) director nominees named in this proxy statement each for a term of one year.	FOR
2.	Approve the compensation paid to the Company’s named executive officers.	FOR

ANNUAL MEETING BUSINESS MATTERS

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors recommends a vote “FOR” each of the nominees listed below.

At this year’s Annual Meeting, it will be proposed to elect seven (7) directors of the Company, each to hold office until the next annual meeting and until their successors shall be elected and qualified. It is the intention of the proxy holders named in the enclosed proxy to vote such proxies (except those containing contrary instructions) for the seven (7) nominees named below.

The following table sets forth the names of each of the nominees for election as a Director, their age, their principal occupation for the past five years and the period during which they have served as a Director of the Company (or the Bank).
Name	Age	Principal Occupation	Director Since
Edward Corum, Jr.	74	Managing General Partner, Corum Real Estate	2003
Stephenson K. Green	80	Retired Banker and Business Consultant	2018
Craig W. James	66	Owner, Insurance Brokerage	2018
Gary J. Long	73	Owner, Gary J. Long Jewelers	2014
Kevin Sanguinetti	68	Retired President, 1st American Title Company - Stockton	2001
Deborah E. Skinner	63	Retired Banker	2025
Kent A. Steinwert	73	Chairman, President & Chief Executive Officer	1998

Edward Corum, Jr.
Director since 2003
Chairman of the Personnel Committee; Member of the Nominating Committee, Audit & Risk Committee, and Co-Chairman of the Loan Committee
Mr. Corum has served as a Director for 23 years, lives and is actively involved in the Sacramento market area, and provides real estate and financial expertise to the Board.

Stephenson K. Green
Director since 2018
Member of the Audit & Risk Committee and Personnel Committee, Chairman of the CRA Committee
Mr. Green has served as a Director for 8 years.  Prior to his retirement in 2012, Mr. Green worked for 40 years in the commercial banking industry in California.  He lives and is actively involved in the Sacramento market area, and provides business banking and credit management expertise to the Board.

Craig W. James
Director since 2018
Co-Chairman of the Asset Liability Committee and Member of the CRA Committee, Nominating Committee and Cybersecurity and Technology Committee
Mr. James has served as a Director of the Bank or the Company for 8 years.  The Bank added Mr. James, a former director of Bank of Rio Vista, to the Bank’s Board of Directors in connection with the Company’s acquisition agreement with Bank of Rio Vista in 2018.  In 2022, Mr. James became a Director of the Company, as well as the Bank.  Mr. James currently is an Owner/Broker of Northwestern Insurance.  He lives and is actively involved in the Lodi market area, and provides agriculture and small business expertise to the Board.

Gary J. Long
Director since 2014
Member of the Nominating Committee, Asset Liability Committee, CRA Committee and Cybersecurity and Technology Committee
Mr. Long has served as a Director for 12 years, lives and is actively involved in the Stockton market area, and provides small business expertise to the Board.

Kevin Sanguinetti
Director since 2001
Chairman of the Audit & Risk Committee; Member of the Asset Liability Committee and Personnel Committee
Mr. Sanguinetti has served as a Director for 25 years, is actively involved in the Stockton market area, and provides real estate and financial expertise to the Board.

Deborah E. Skinner
Director since 2025
Chairman of the Cybersecurity and Technology Committee; Member of the CRA Committee and Asset Liability Committee
Ms. Skinner has served as a Director for one year, and worked for 40 years in the commercial banking industry primarily in California.  For 24 years she was the Chief Administrative Officer of the Company before retiring on December 31, 2024. She lives and is actively involved in the Lodi market area, and provides a deep understanding of the banking industry, banking operations, information technology and cybersecurity expertise to the Board.

Kent A. Steinwert
Director since 1998
Chairman of the Board of Directors; President and Chief Executive Officer; Chairman of the Nominating Committee; Member of the Asset Liability Committee and Loan Committee
Mr. Steinwert has served as a Director for 28 years, and has 50 years of business, agriculture, real estate and consumer banking experience.

All nominees are considered to be “independent” as such term is defined by Nasdaq’s current listing rules, with the exception of Ms. Skinner and Mr. Steinwert.  Ms. Skinner was employed by the Company during two of the last three years and has not received a salary from the Company following her retirement on December 31, 2024.  Ms. Skinner served as a consultant to the Company from January 1, 2025 to January 24, 2025, and received compensation for such services. Mr. Steinwert is currently an employee of the Company, and does not receive additional compensation for his participation as a Board member, a committee member, or the Chairman of the Board.

Each of the Director nominees has been selected by the Nominating Committee. None of the Directors were selected pursuant to arrangements or understandings other than with the Directors and stockholders of the Company acting within their capacity as such. There are no family relationships among any of our Directors or executive officers, and none of the Directors serves as a Director of any company which has a class of securities registered under, or subject to periodic reporting requirements of, the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940.

The Nominating Committee of the Board of Directors follows the Bank’s policy regarding diversity in identifying new Director candidates. The Committee looks to establish diversity on the Board through a number of demographics, experiences, skills and viewpoints, all with a view to identifying candidates that can assist the Board with its decision-making.  The Committee believes that the current Board of Directors reflects diversity across a number of these factors.

The Board does not anticipate that any of the nominees will be unable to serve as a Director of the Company, but if that should occur before the Meeting, the Board of Directors reserves the right to substitute as nominee another person of its choice in the place and stead of any nominee unable to serve. Proxy holders would vote to approve the election of such substitute nominee. The proxy holders reserve the right to cumulate votes for the election of Directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxy holders may determine in their discretion, based upon the recommendation of the Board of Directors.

PROPOSAL NO. 2—STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

The Board of Directors recommends a vote “FOR” Proposal #2.

In accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is asking stockholders to provide advisory approval of executive compensation as described in the “Executive Compensation - Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement. While this vote is advisory, and not binding on the Company, it will provide information to the Board of Directors regarding stockholder views about the Company’s executive compensation practices, which the Personnel Committee will then consider in future years.  Approval of a non-binding advisory proposal on the compensation of the Company’s named executive officers will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.

When this vote was last taken in the 2023 proxy statement, the results were that 92.95% of the shares voted approved the Company’s current executive compensation.

The Company believes that the information provided within the “Executive Compensation – Compensation Discussion and Analysis” section of this Proxy Statement demonstrates the reasons why the Company’s compensation programs are appropriate for achieving the objective of the Company’s compensation strategy: “To establish a competitive compensation package that rewards each officer based on their contribution and performance, thereby serving to attract and retain talented individuals who can implement the Company’s strategic plan and maximize long-term stockholder value.”  As a result of the services provided by the senior management team, the Company has:
1.
Provided shareholders with a total annualized return (stock price appreciation plus dividends) of 14.70% per year over the last 29 years.  Additionally, over the past three years, basic earnings per common share (“Basic EPS”) has increased from $116.61 to $134.96, or 15.74%.

2.
Received the prestigious distinction of being named a “Dividend King” as one of only 57 publicly traded companies in the United States to have paid dividends for 91 consecutive years or more, and to have increased them for 61 consecutive years or more.

3.	Maintained a “5-Star, Superior Bank” rating from Bauer Financial for 35 consecutive years, longer than any other commercial bank in California.

4.
Bank Director Magazine ranked the Company the #1 best performing bank in the country for 2022, #2 for 2023 and #3 for 2024. The ranking list is typically released in July of each year for the previous calendar year-end.

5.	In February 2026, the Company was ranked #5 best performing bank on the Forbes “2026 Best Banks in America” list.
This record of having consistently been one of the highest performing bank holding companies in the country in recent years and in California over the past 35 years, reflects what the Board considers well-balanced compensation practices and contributes to senior management carefully considering the risks it assumes in the context of long-term financial performance.  The Board believes that its approach to “pay-for-performance” has achieved, and will continue to achieve, the desired results.  Accordingly, the Board of Directors unanimously recommends that stockholders approve the following advisory resolution:

RESOLVED, that the stockholders of Farmers & Merchants Bancorp approve, on an advisory basis, the compensation of the named executive officers identified in the “Summary Compensation Table”, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Executive Compensation – Compensation Discussion and Analysis and Executive Compensation sections, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation – Compensation Discussion and Analysis section of this Proxy Statement).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
To the knowledge of the Company, as of the Record Date, no person or entity was the beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s common stock.
For the purpose of this disclosure and the disclosure of shares owned by management, shares are considered to be “beneficially” owned if the person has or shares the power to vote or direct the voting of the shares, the power to dispose of or direct the disposition of the shares, or the right to acquire beneficial ownership (as so defined) within 60 days of the Record Date.
The following table shows, as of December 31, 2025, the number of common shares and the percentage of the total shares of common stock of the Company beneficially owned by each of the current directors, by each of the nominees for election to the office of director, by each of the Named Executive Officers (as defined below) and by all directors and Named Executive Officers of the Company and of the Bank as a group. A person may be considered to beneficially own any shares of common stock over which he has, directly or indirectly, sole or shared voting power.  Unless otherwise indicated, each of the named individuals has sole or shared voting power with respect to the shares shown, and none of the named individuals has pledged his or her shares.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Edward Corum, Jr. (3)	1,545	*
Stephenson K. Green (4)	547	*
Craig W. James	405	*
Gary J. Long (5)	1,587	*
Ryan J. Misasi (6)	5,417	*
Bart R. Olson (7)	3,112	*
Kevin Sanguinetti (8)	7,850	1.12%
Deborah E. Skinner	1,942	*
Kent A. Steinwert (9)	31,903	4.57%
John W. Weubbe (10)	1,399	*
David M. Zitterow (11)	2,584	*

All Directors, Nominees and Named Executive Officers as a group (11 persons)	58,291	8.35%
* Beneficial ownership does not exceed one percent of common stock outstanding.
(1) Mail should be sent to a beneficial owner at the Company’s address marked “c/o Shareholder Relations”.
(2) All shares are beneficially owned, directly and/or indirectly, together with their spouse, and may be held in a personal trust, family trust and/or by an LLC. Unless otherwise indicated, holders of shares share voting power with their spouses. The Company does not have an anti-hedging or anti-pledging policy.
(3) 986 shares held in a trust.
(4) 547 shares held in a trust.
(5) 724 shares held in a trust.
(6) 2,935 shares held in a trust and 2,422 shares are unvested Restricted Stock Awards.
(7) 690 shares are held in a trust and 2,422 shares are unvested Restricted Stock Awards.
(8) 3,921 shares are held in a trust and 2,250 shares are held by an LLC.
(9) 3,108 shares are held in a trust, 19,000 shares are held by an LLC, and 9,790 shares are unvested non-voting Restricted Stock Awards.
(10) 625 shares are held in a trust and 774 shares are unvested Restricted Stock Awards.
(11) 1,064 shares are unvested Restricted Stock Awards.

CORPORATE GOVERNANCE

Code of Ethics and Insider Trading Policy

The Company has adopted a Code of Conduct. A copy of the Code of Conduct will be provided, without charge, to any stockholder by mail.  Requests should be sent to the Company’s address, Attention:  Shareholder Relations.  The Company intends to disclose promptly on its website any amendment to, or waiver from any provision of, the Code of Conduct applicable to executive officers and Directors.

The Company has adopted an Insider Trading Policy that governs the purchase, sale and other dispositions of our securities by directors, officers, and employees, as well as by the Company itself.  We believe that the policies and procedures set forth in our Insider Trading Policy are reasonably designed to promote compliance with insider trading laws, rules and regulations. A copy of the Insider Trading Policy was filed as Exhibit 19 to the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2026.

Director Independence

The Company follows Rule 5605(a)(2) of Nasdaq’s current listing rules to determine whether a Director is independent. With the exception of Mr. Steinwert, who is currently an employee of the Company, and Ms. Skinner, who was employed by the Company during two of the past three years, all nominees are considered to be “independent.”

Board of Directors Meetings

The Company’s principal asset is its wholly-owned subsidiary, Farmers & Merchants Bank of Central California (the “Bank”).  The Directors of the Company are also Directors of the Bank.

During the calendar year ended December 31, 2025, the Board of Directors of the Company and the Board of Directors of the Bank met twelve (12) times.  In addition, as required, the Board holds telephonic meetings to address issues between monthly meetings.  Each incumbent Director attended more than 75% of the meetings of the Board of Directors and the committees to which they were named. The Company expects Directors to attend the annual meeting of stockholders.  All Directors attended the virtual annual meeting of stockholders in May 2025.

Roles and Responsibilities of the Board of Directors

Leadership Structure

The Board of Directors has determined that the Chairmanship should reside with the Director who is most familiar with the banking industry, and who is the most capable of setting strategic direction and integrating that direction with the Company’s day-to-day business development and risk management activities. Accordingly, since 2010, Mr. Steinwert has been unanimously elected to the position of Chairman in addition to his role since 1997 as President and Chief Executive Officer of the Company.

The Board believes that the combination of these positions does not compromise the important “check-and-balance” role that independent Directors play in the oversight of the Company, since Mr. Steinwert is not a member of the Audit & Risk Committee or the Personnel Committee of the Board, and, therefore, key Board decisions and oversight regarding: (1) accounting, financial reporting, and overall risk management; and (2) executive compensation, are made only by the independent Directors on those committees.  Furthermore, Mr. Steinwert receives no additional compensation for his roles as a Board member, a committee member, or the Chairman of the Board, which provides cost savings to the Company.

As of this date, the Board of Directors has not formally designated a lead independent Director.

Role in Enterprise Risk Management

The Board of Directors is responsible for monitoring all aspects of the Company’s enterprise risk.  Their involvement in enterprise risk management centers on the following key roles and responsibilities:

1.	The Board develops and approves the strategic plan and annual financial budget, and receives monthly reporting of financial and non-financial performance relative to plan.

2.
The Asset Liability Committee is a joint committee of management and the Board. As a result, independent Directors are actively involved in interest rate, liquidity and investment risk management processes.  The committee also reviews and examines budget vs. actual financial results on a quarterly basis.

3.
The Loan Committee is a joint committee of management and the Board. The Loan Committee meets weekly to review all new and renewed loans over $2.0 million and evaluate overall portfolio performance and risk. As a result, independent Directors are actively involved in the credit risk management process.

4.
The Audit & Risk Committee is responsible for providing oversight of all internal controls, reviewing the reports of audits and examinations of the Bank and the Company made by independent auditors, internal auditors, credit examiners, and regulatory agencies, and approving all SEC and other regulatory agency reports before they are filed.

5.	The Personnel Committee is responsible for all performance evaluation and compensation decisions for the executive management team.

Committees of the Board

Nominating Committee

The Nominating Committee of the Company and the Bank identifies candidates to serve as Directors of the Company and the Bank in the event of future Board openings. The Nominating Committee’s charter is available for review on the Company’s website at http://www.fmbonline.com. During 2025, the committee was comprised of the following voting members: Messrs. Steinwert (Chairman), Corum, Long, and James, and Ms. Skinner. The Nominating Committee met two (2) times in 2025. Messrs. Corum, Long and James were determined by the Board of Directors to be “independent” as such term is defined by Rule 5605(a)(2) of Nasdaq’s current listing rules. In February 2025, following the resignation of Mr. Suess, Mr. James, an independent Director, was appointed to the Nominating Committee.

Audit & Risk Committee

The Audit & Risk Committee of the Company and the Bank is responsible for the ongoing adequacy of the internal control environment, and oversees the activities of the internal and independent registered public accounting firm of the Company and the Bank with the aim of ensuring compliance with applicable laws. The Audit & Risk Committee selects the independent registered public accounting firm.  The committee’s charter is available for review on the Company’s website at http://www.fmbonline.com.  The Audit & Risk Committee reports to the Board of Directors of the Company and the Bank, as appropriate. The Audit & Risk Committee reviews the reports of audits and examinations of the Company and the Bank made by the independent registered public accounting firm, internal auditors, credit examiners, and regulatory agencies and reports the results to the Board of Directors of the Company and the Bank. The Audit & Risk Committee met eighteen (18) times in 2025 and is comprised of the following voting members: Messrs. Sanguinetti (Chairman), Corum and Green. Each of the Directors serving on the Audit & Risk Committee has been determined by the Board of Directors to be “independent” as such term is defined by Rule 5605(a)(2) of Nasdaq’s current listing rules and in the SEC rules relating to audit committees. Mr. Sanguinetti has been determined by the Board of Directors to be a “financial expert” for purposes of applicable regulations.

Personnel Committee

The Personnel Committee of the Company and the Bank: (1) reviews the Company’s overall compensation strategies and practices; (2) reviews the employment contracts of all executive officers; (3) annually establishes executive compensation levels and performance evaluation measures for the Chief Executive Officer and Directors; and (4) reviews the executive compensation levels and performance evaluation measures for the other executive officers of the Company. The Personnel Committee’s charter is available for review on the Company’s website at http://www.fmbonline.com.

The Company’s management: (1) provides information, analysis and recommendations for the Personnel Committee; and (2) manages the ongoing operations of the compensation program.

In fulfilling their duties, the Personnel Committee periodically evaluates information obtained from independent sources regarding financial institutions that we compete against for talent.

The Personnel Committee is comprised of the following voting members: Messrs. Corum (Chairman), Green and Sanguinetti. The Personnel Committee met seven (7) times in 2025. Each of the Directors serving on the Personnel Committee has been determined by the Board of Directors to be “independent” as such term is defined by Rule 5605(a)(2) of Nasdaq’s current listing rules.

ALCO and Finance Committee (“Asset Liability Committee”)

The Asset Liability Committee of the Bank is responsible for the formulation, revision and administration of the Bank’s policies relating to financial performance, annual budget, budget vs. actual results, interest rate risk, liquidity risk, capital and investment risk management. The Asset Liability Committee is a joint committee of management and Directors.  During 2025, the following Directors were voting members: Messrs. James (Co-Chairman), Long, Sanguinetti, and Steinwert, and Ms. Skinner. The Committee met five (5) times in 2025.  In February 2025, following the resignation of Mr. Suess, Mr. James, an independent Director, was appointed to the committee and serves as Co-Chairman. The other Co-Chairman is Bart Olson, Executive Vice President and Chief Financial Officer of the Company.

Loan Committee

The Loan Committee of the Bank is responsible for the formulation, revision and administration of the Bank’s policy relating to credit and loan risk management. The Loan Committee meets weekly and is responsible for approving all new and renewed loans between $2.0 million and $15.0 million and reviewing all loans over $500,000. The Loan Committee is a joint committee of management and Directors. The full Board approves loans over $15.0 million and reviews loans between $5.0 million and $15.0 million.  The following Directors are voting members: Messrs. Corum (Co-Chairman) and Steinwert. The Loan Committee met forty-nine (49) times in 2025. The other Co-Chairman is John Weubbe, Executive Vice President and Chief Credit Officer of the Company.

CRA (Community Reinvestment Act) Committee

The CRA Committee of the Company and the Bank monitors the Bank’s efforts and responsibilities to comply with the Community Reinvestment Act. The CRA Committee makes recommendations to the Board of Directors to assure the Bank is meeting the credit, investment and service needs of the communities it serves. During 2025, the CRA Committee met twelve (12) times in 2025 and was comprised of the following voting members: Messrs. Green (Chairman), James, and Long and Ms. Skinner. In February 2025, following the resignation of Mr. Suess, Mr. Green, assumed the role of committee Chairman and Ms. Skinner was appointed to the committee.

Cybersecurity and Technology Committee

The Cybersecurity and Technology Committee supports the Board in fulfilling its responsibility of oversight of (1) management’s responsibilities to regularly assess the Bank’s key risks and engage in enterprise-wide risk management as they relate to cybersecurity and (2) the Bank’s technology and information systems, including with respect to strategies, objectives, capabilities, initiatives, emerging technologies, policies and investments. The Committee works closely and coordinates regularly with the Audit & Risk Committee of the Board with respect to the oversight of the Bank’s risks covered by the scope of the Committee’s responsibilities.  During 2025, the Cybersecurity and Technology Committee met three (3) times in 2025 and was comprised of the following voting members: Ms. Skinner (Chairman) and Messrs. James and Long.

Certain Relationships and Related Person Transactions

Certain Directors and Named Executive Officers of the Company and the Bank, and corporations and other organizations associated with them, and members of their immediate families, were customers of and engaged in banking transactions, including loans, with the Bank in the ordinary course of business in 2025. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with borrowers not related to the Company or Bank. These loans did not involve more than the normal risk of collectability or have other unfavorable features. All Director and Named Executive Officer loans must be approved by the Board of Directors.

No family relationships exist among any of our Directors or executive officers.  There is a family relationship between one of our executive officers and two of our employees.  These employees participate in compensation and incentive plans or arrangements on the same basis as other employees with similar positions.  The following individuals are related to our Chief Executive Officer and employed by the Bank in non-executive officer positions:  Mr. Jared Steinwert (son), Regional Senior Vice President, Wholesale Banking, and Ms. Jehna Silva (daughter), Vice President, Shareholder Relations.  Neither of these individuals reports to the Chief Executive Officer, nor do they share a household with him. Their individual performance ratings and compensation are evaluated and approved by the independent Directors comprising the Personnel Committee of the Board of Directors of the Bank, and are based on the recommendations of their respective managers in accordance with the Bank’s compensation practices applicable to employees holding similar positions with comparable qualifications and responsibilities.

During 2025, there were four (4) regional wholesale banking managers and one shareholder relations manager Bank-wide.  In 2025, the total annual compensation for the regional wholesale banking managers ranged from approximately $686,000 to $823,000.  Total annual compensation for the shareholder relations manager was $111,000.  Mr. Jared Steinwert is the lowest paid of the four regional wholesale banking managers, and Ms. Silva is the only shareholder relations manager.  Compensation for these individuals is determined in a manner consistent with the Company’s practices that apply to all employees.  Some of the compensation is commissions-based, and the methodology by which the compensation is calculated is consistent with that used for other individuals having similar roles.  Compensation and other terms of employment are determined on a basis consistent with the Company’s human resources policies.

DIRECTOR COMPENSATION

Directors of the Company, who are not employees of the Company or the Bank (“Outside Directors”), receive compensation for their services.  Mr. Steinwert, who is an employee of the Company and the Bank, receives no additional compensation for his roles as a Director, a committee member, or the Chairman of the Board.
An Outside Director of both the Company and Bank receives a $3,200 fee for each Board meeting attended, and a $1,000 fee for each committee meeting attended (committee Chairmen receive $1,200 with the exception of the Audit & Risk Committee Chairman who receives $1,400). In addition, each Outside Director is eligible to receive an annual cash bonus based on Company performance as determined by the Personnel Committee and participated in the Equity Component of the Executive Retirement Plan (see “Executive Compensation – Qualified and Non-Qualified Retirement Programs”). The Board approved the termination of the Executive Retirement Plan, effective as of November 29, 2024. Pursuant to regulations promulgated by the Department of Treasury, all account balances under the Executive Retirement Plan had to be liquidated no earlier than 12 months after the date of termination of the Executive Retirement Plan, and no later than 24 months after the date of the termination of the Executive Retirement Plan. On December 10, 2025, the funds in the Executive Retirement Plan were distributed to eligible participants. Effective as of January 1, 2025, each Outside Director is eligible to participate in the 2025 Plan (see “Executive Compensation – Impact of Compensation Practices on the Company’s Risk Profile”), as adopted by the Board of Directors on October 2, 2024, and approved by the stockholders on November 25, 2024, or they may elect to receive an additional quarterly cash bonus in lieu of a Restricted Stock Award (“RSA”) which vests over one year from the grant date.
Outside Directors of the Company are compensated up to $550 per month to cover a portion of the cost of outside medical insurance.  As an employee of the Company, Mr. Steinwert does not receive this monthly benefit.  Outside Directors of the Company do not participate in any retirement or medical plans of the Company or the Bank, other than the 2025 Plan. The compensation earned by each Director of the Company (other than Mr. Steinwert, who is a Named Executive Officer) during 2025 is set forth in the following “2025 Directors Compensation Table”.
2025 Directors Compensation Table
Name	Meeting Fees Paid in Cash	Annual Retainer(1)	Restricted Stock Award Grant Date Fair Value(2)	All Other Compensation (3)	Total
Edward Corum, Jr. (4)	$119,400	$152,000	$-	$91,600	$363,000
Stephenson K. Green	$72,400	$152,000	$-	$91,600	$316,000
Craig W. James	$60,400	$152,000	$-	$91,600	$304,000
Gary J. Long	$60,400	$152,000	$-	$91,600	$304,000
Kevin Sanguinetti	$68,200	$-	$151,855	$91,600	$311,655
Deborah E. Skinner	$54,000	$152,000	$-	$91,050	$297,050
Kent A. Steinwert (5)	$-	$-	$-	$-	$-
(1)
Each outside director may elect to receive his or her annual retainer payments in the form of cash, an RSA, or a combination of both.  The annual retainer is paid quarterly in April, July, October and January of the next year.

(2)
Based on the 30-day volume weighted average price of FMCB common stock on the OTCQX of $1,033.03 per share as of January 29, 2025.  Each Outside Director may elect to receive his or her annual retainer payments in the form of cash, an RSA, or a combination of both.

(3)	All Outside Directors received an $85,000 bonus in 2025. Outside Directors are compensated up to $550 per month towards the cost of outside medical insurance.
(4)	Mr. Corum is a Co-Chairman of the Loan Committee which meets weekly, resulting in his fees exceeding those of the other Outside Directors whose committee responsibilities are monthly in frequency.

(5)
Mr. Kent Steinwert was an employee of the Company in 2025 and received no additional compensation for his services as a Board member, a committee member, or the Chairman of the Board.  Mr. Steinwert is a Named Executive Officer and his compensation is listed in the “Named Executive Officer - 2025 Summary Compensation Table”.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Officers Who Are Not Directors
The following table sets forth information with respect to the executive officers, who are not Directors or nominees for Director of the Company for 2025.  All executive officers serve at the discretion of the Board.

Name	Age	Position	Employed Since
Thomas A. Bennett	49	EVP, Enterprise Risk Officer	2024
Troy D. Harper	58	EVP, Chief Administrative Officer	2024
Ryan J. Misasi	49	EVP, Retail Banking Division Manager	2014
Bart R. Olson	58	EVP, Chief Financial Officer	2023
John W. Weubbe	64	EVP, Chief Credit Officer	2017
David M. Zitterow	54	EVP, Director of Wholesale Banking Division	2017
Roles and Responsibilities
The Board of Directors, operating both on its own and through the Personnel Committee: (1) reviews the Company’s overall compensation strategies and practices; (2) reviews the employment contracts of all executive officers; and (3) annually establishes compensation levels and performance evaluation measures for the CEO (the CEO does not participate in these discussions) and the other executive officers.  As used in this Proxy Statement, the term “Named Executive Officer” means each officer listed in the 2025 Summary Compensation Table in this Proxy Statement, which includes the Company’s CEO, CFO, and the three most highly compensated executive officers other than the CEO and the CFO during the 2025 fiscal year.

The role of the Company’s management is to: (1) provide information, analysis and recommendations for the Personnel Committee’s consideration; and (2) manage the ongoing operations of the compensation program.
In fulfilling its duties, the Personnel Committee: (1) has the authority to retain and fund compensation consultants, independent legal counsel and other compensation advisors; (2) considers those factors that impact the independence of such advisors prior to their selection; and (3) periodically evaluates information obtained from independent sources regarding financial institutions that we compete against for talent. No outside compensation consultants or similar advisors were used in 2025.
Executive Compensation Strategy and Programs
The objective of the Company’s compensation strategy is to attract and retain talented individuals who can implement the Company’s strategic plan and maximize long-term stockholder value.
In order to achieve these objectives, the Board has structured a compensation program that includes three major components: (1) annual base salary; (2) annual performance-based bonus; and (3) RSAs by participation in the 2025 Plan.
Say On Pay Vote
In accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), in the 2023 proxy statement, the Company asked stockholders to provide advisory (non-binding) approval of executive compensation as described in the “Executive Compensation – Compensation Discussion and Analysis” section of the 2023 proxy statement.  The results of the election were that 92.95% of the shares voting approved the Company’s current executive compensation.  Based on this 2023 stockholder advisory vote, the Board of Directors determined that no material changes were required to current compensation strategies and programs at that time.  An additional vote was conducted on the frequency of future advisory votes on the approval of executive compensation.  The results of this election were that 84.21% of the shares voting approved three years as the frequency of future stockholder advisory votes on the executive compensation.
Performance Evaluation Measures
In evaluating the performance of each Named Executive Officer, the Personnel Committee considers a combination of objective and subjective factors, including the following:
1.
The Company’s annual financial performance (relative to both the current year’s budget and the overall performance of a select group of peer community banks as well as the community bank industry as a whole) as measured by net income, return on average assets, return on average equity, and efficiency ratio;

2.	Progress towards achieving the Company’s strategic plan;

3.	Results of the Company’s and Bank’s regulatory examinations; and

4.	Current economic and industry conditions.
These performance measurement factors are evaluated at least annually. Both the annual budget and strategic plan are approved in advance by the Board of Directors and reevaluated during the year. The Personnel Committee periodically evaluates information obtained from independent sources regarding financial institutions that we compete against for talent (which increasingly include regional and national banks and other financial services companies), and makes recommendations regarding changes to compensation programs.
Financial Highlights
In 2025, the Company accomplished the following:

•	Record net income of $93.6 million, an increase of $5.1 million compared to 2024; Basic EPS of $134.96, up 11.52% from $121.02 in 2024.

•	Net interest margin (tax equivalent yield) of 4.15%; loan yield of 6.06%; and cost of average total deposits of 1.22%.

•	Effective management of operating expenses with an efficiency ratio at December 31, 2025 of 45.52%.

•	Achieved a return on average assets of 1.67% in 2025.

•	Achieved a return on average equity of 15.11% in 2025.

•	Total assets at year-end 2025 grew to $5.7 billion from $5.4 billion for prior year.

•	Loans and leases held for investment were $3.7 billion, down slightly from the prior year.

•	Total deposits grew $278.7 million, or 5.93%, in 2025 to $4.98 billion as of December 31, 2025.

•
Maintained a strong liquidity position with $1.8 billion in cash and investment securities of which $951.2 million were available-for-sale, and a borrowing capacity of $2.1 billion, with no outstanding borrowings as of December 31, 2025.

•
Strong capital position with a total risk-based capital ratio of 15.29%, common equity tier 1 ratio of 13.81%, tier 1 leverage ratio of 11.00% and a tangible common equity ratio of 11.15%; all increases from the prior year.

•
Credit quality remained resilient with an allowance for credit losses on loans and leases at year-end of 2.08%; a net charge-off ratio of 0.05% at year-end; and a non-accrual loan and lease ratio of 0.02% at year-end.

•	Tangible book value per share increased from $800.52 as of December 31, 2024 to $907.24 as of December 31, 2025.

Peer Group
The Personnel Committee routinely compares our performance against selected peer companies.  It utilizes this information as a reference for setting pay and making decisions. In its determination, the Personnel Committee considers a variety of factors and characteristics including, among other things, asset size, geography, market capitalization, credit quality, capital, performance on financial and market-based measures, and the extent they compete with our business.
The peer group currently consists of the following:
•	Bank of Marin	•	Bank of Stockton
•	Bank of the Sierra	•	Community West Bank
•	Citizens Business Bank	•	El Dorado Savings Bank
•	Exchange Bank	•	First Northern Bank of Dixon
•	Five Star Bank	•	Fremont Bank
•	Heritage Bank of Commerce	•	Mechanics Bank
•	Poppy Bank	•	Tri Counties Bank

The Personnel Committee does not solely rely on comparative data from the peer group. Such comparative data provides helpful market information about our peer companies as a reference, but the Personnel Committee does not target any specific positioning or percentile, nor does it use a formulaic approach, in determining executive pay levels. The Personnel Committee may refer to other banks or financial companies outside of the peer group for additional benchmarking information. It also utilizes other resources, including published compensation surveys and other available proxy and compensation data. All such comparative peer data and supplemental resources are considered, along with the Company’s pay for performance and internal parity objectives within the leadership team. All applicable information is reviewed and considered in aggregate, and the Personnel Committee does not place any particular weighting on any one factor.
Impact of Compensation Practices on the Company’s Risk Profile
The Bank is a “traditional” community bank that generates the majority of its income from the net interest margin generated between taking customer deposits and making customer loans. Furthermore, credit risk is centrally controlled as reflected by the following: (1) no branch employee has the authority to approve, board or advance funds on a loan; all loan actions must be approved by Credit Administration personnel, and the compensation of Credit Administration personnel is tied to loan quality, not loan volume or production; and (2) the Loan Committee, which includes one Outside Director, must approve all new and renewed loans between $2.0 million and $15.0 million and reviews all loans over $500,000.  The full Board approves all loans greater than $15.0 million and reviews all loans between $5.0 million and $15.0 million.
We do not have non-traditional fee-based or proprietary trading financial business units that could materially increase this risk profile.  Nor do we have any business units where employees with loan approval authority generate any substantial amount of their total compensation based upon generating large volumes of activity or taking significant risks.
In order to ensure that the Company’s compensation strategies and programs do not result in inappropriate risk-taking on the part of executive management, the Board has determined that:
1.
Annual performance-based bonuses must include consideration of the results of the Company’s and Bank’s regulatory examinations by the Federal Reserve Board, the Federal Deposit Insurance Corporation and the California Department of Financial Protection and Innovation, all of which involve a review of the Company’s and the Bank’s risk management practices and resulting risk profile.

2.
Prior to November 29, 2024, the Bank sponsored the Farmers & Merchants Bank of Central California and Farmers & Merchants Bancorp Deferred Compensation Plan, a non-qualified deferred compensation plan, which was comprised of equity, performance, retention and salary components (collectively, the “Executive Retirement Plan”), which was structured such that the benefits could not be withdrawn by the participant, or paid out by the Bank, until the participant retired, resigned, was terminated without cause or, in limited circumstances, reached early retirement age.  For designated contributions made on or after

December 1, 2021, upon attainment of age 59½ the participant, could elect “In-Service Distributions”.  This resulted in a significant portion of each participant’s compensation remaining at risk during their employment, so as to encourage adopting a long-term perspective and conservative risk management practices.  All balances were held in a trust but remained subject to the claims of the Company’s creditors in the event of the Company’s insolvency.  Effective as of November 29, 2024 and subject to the adoption of the 2025 Plan, the Board approved the termination of the Executive Retirement Plan, which provided that no contributions were to be made after such date, and the account balances under the Executive Retirement Plan would be distributed no earlier than 12 months after, but no later than 24 months after, the termination date of the Executive Retirement Plan, as required by applicable law. On December 10, 2025, the funds in the Executive Retirement Plan were distributed to eligible participants.

3.
At a special meeting of the stockholders of the Company held on November 25, 2024, the Company’s stockholders approved the Farmers & Merchants Bancorp 2025 Restricted Stock Retirement Plan (the “2025 Plan”) which became effective as of January 1, 2025.  On February 3, 2025, the Board granted the first RSAs under the 2025 Plan to eligible participants. These RSAs for eligible employees are subject to a vesting period ranging from two to four years and vest ratably annually over the applicable vesting period.  This RSA program replaces the previous Executive Retirement Plan for Named Executive Officers and has an annual compensation cost similar to the previous Executive Retirement Plan as compensation is expensed over the applicable vesting period. The amount of the RSA as presented in the “Summary Compensation Table” represents the grant date value of the RSA to the Named Executive Officer but does not represent the amount paid or earned during 2025. However, the RSA is subject to forfeiture until it vests in accordance with the applicable vesting schedule. If the Named Executive Officer is terminated before the RSA has vested, the Named Executive Officer will forfeit the unvested RSA for no compensation other than in certain limited circumstances (see “Executive Compensation – Compensation Discussion and Analysis – 2025 Restricted Stock Retirement Plan”). The structure of the RSAs and related vesting periods are designed to place a significant portion of the executives’ compensation at risk, as the ultimate payment at vesting is based on the stock value at the vesting date, and the vesting periods act as a retention tool for participants since, if the participants leave the Company before the vesting date, they forfeit any unvested RSAs (except in limited circumstances as noted above).

The Board has determined that the Company’s compensation practices are not likely to have a material adverse impact on the Company’s risk profile.
Annual Compensation Program
Base Salary and Annual Performance-Based Bonus
Each Named Executive Officer receives an annual base salary paid on a monthly basis and is eligible for an annual performance-based bonus.
Salaries are determined largely based upon comparative industry data for: (1) positions of similar responsibility in California institutions that we compete against for talent; and (2) individuals with similar experience and expertise. Merit salary adjustments are evaluated periodically based on Company and individual performance. Goals and objectives are established annually for each officer with performance evaluated at least annually.
Annual performance-based bonus compensation is paid according to the Company’s Executive Management Incentive Compensation Plan. Bonus compensation is awarded based primarily on actual results against budgeted goals for the particular year, including performance ratios and net income. Broad award guidelines are established annually for the CEO, currently calculated as 0-200% of base salary, and the other Named Executive Officers, currently calculated as 0-125% of base salary. The Board reserves some discretion with regard to these guidelines when: (1) the Company’s profit performance exceeds budget; (2) the Company’s profit performance exceeds other peer banking institutions in California; and/or (3) an individual’s performance in a given year was beyond expectation.  The Board did not exercise its discretion to exceed award guidelines in 2025.
It is important to understand that the Company’s annual compensation program is not formula driven and relies substantially on subjective analysis. The Named Executive Officers are assigned specific performance goals and objectives on a yearly basis, but these individual goals and objectives are not tied to specific targeted compensation levels. Performance evaluation measures are not prioritized or otherwise assigned a specific weighting. Indeed, some of the measures, such as results of regulatory examinations and local economic conditions, do not lend themselves to a weighted or formula approach.
Although the Board has established broad bonus payout guidelines, the Board has purposely avoided establishing either: (1) hard targets for any performance factors; or (2) a weighting or formula as to how much each performance factor will contribute to the ultimate annual bonus for each Named Executive Officer. This philosophy has evolved based upon the Board’s belief that all banks operate in volatile financial markets amidst external conditions over which the Named Executive Officer has little or no control.
Accordingly, before making annual bonus or other compensation decisions, it is important for the Board to evaluate and weigh all key performance factors in the context of the current financial services environment and how the Named Executive Officer’s current year’s performance against those factors has influenced the Company’s progress toward achieving both short- and long-term financial goals.
Since the Bank has maintained a 5-Star rating from BauerFinancial for 35 consecutive years, longer than any other commercial bank in the State of California, a reflection of what the Board considers well-balanced compensation practices that caused the Named Executive Officers to carefully consider the risks they assumed in the context of long-term financial performance, the Board believes that its approach to “pay-for-performance” has achieved, and will continue to achieve, the desired results.
Each Named Executive Officer’s salary and annual bonus amounts for the last three years are disclosed in the “Summary Compensation Table”. All base salaries and annual bonuses are paid in cash and fully expensed in the year in which such amounts are paid.
2025 Restricted Stock Retirement Plan (“2025 Plan”)
In developing the various parts of a long-term compensation program, the Board developed what it believes is an effective and competitive RSA program.  The 2025 Plan was designed to: (1) successfully attract and retain talented individuals; (2) align with stock compensation programs offered by others in the banking industry; and (3) align long-term compensation directly with stockholder interests by rewarding prudent risk-taking and creation of long-term stockholder value through generation of high-quality and sustainable financial performance.
The 2025 Plan was adopted by the Company’s Board of Directors on October 2, 2024, and was approved by the stockholders on November 25, 2024, in connection with the termination of the Executive Retirement Plan. The 2025 Plan authorizes awards up to (i) 80,000 shares, plus (ii) an annual increase in an amount equal to (a) two and one-half percent (2.5%) of the outstanding shares on the last day of the immediately preceding fiscal year or (b) such lesser amount (including zero) that the Personnel Committee determines for purposes of the annual increase for that fiscal year. RSAs issued under the 2025 Plan are subject to a vesting period, which requires the participant to remain employed on the applicable vesting date in order for the RSA to become vested, other than in certain limited circumstances (see “Executive Compensation – Compensation Discussion and Analysis – Change of Control and Post-Termination Compensation”). Moreover, upon a “Change of Control” (as defined in the 2025 Plan), unvested RSAs will accelerate and become fully vested (see “Executive Compensation – Compensation Discussion and Analysis – Change of Control and Post-Termination Compensation”). If a participant’s employment is terminated due to Retirement (as defined in the 2025 Plan), the Personnel Committee may, but is not required to, accelerate all unvested RSAs as of the date of such Retirement.
Each of our Named Executive Officers were granted RSAs under the 2025 Plan. The RSAs that were granted to the Named Executive Officers and other eligible employees are subject to one of the following three vesting schedules: (i) ratable annual vesting over the two-year period following the applicable vesting commencement date; (ii) ratable annual vesting over the three-year period following the applicable vesting commencement date; or (iii) ratable annual vesting over the four-year period following the applicable vesting commencement date. In addition, certain Named Executive Officers also received a one-time, three-year ratable annual vesting award on February 3, 2025 as compensation for the Performance Component of the Executive Retirement Plan that was surrendered by the Named Executive Officer when the Executive Retirement Plan was terminated. A RSA is not “earned by or paid to” the participant until the vesting date of the RSA. The awards contain a service condition, which requires the employees to continue providing services during the applicable vesting periods; otherwise, the participant will forfeit the unvested portion of the RSA upon his or her termination for no payment (except in cases of termination due to death or disability (as defined in form of award agreement that was previously approved by our Board and filed with the SEC as Exhibit 10.1 to the Form 8-K, dated January 14, 2025 (the “Award Agreement”)).  The other terms and conditions, in addition to the applicable vesting schedule and vesting commencement date, of the RSAs are as set forth in the Award Agreement entered into by and between the Company and each Named Executive Officer. For more information regarding the RSA grants to the Named Executive Officers, see the “Named Executive Officer – 2025 Restricted Stock Grant Awards” table in the “Summary Compensation Table” section of this Proxy Statement.

The “Summary Compensation Table,” under the column “Restricted Stock Award Grant Date Fair Value,” shows the grant date fair value of the RSAs. The reporting requirements require that the fair value as of the grant date be reported in the year the award was made; however, as described in more detail above, the grant is not “earned” or “paid” until the participant meets the service conditions and the grant is vested, which will not occur until the applicable future vesting dates (which range from February 2026 to February 2028 for the Named Executive Officers for the RSA grants in February 2025). In addition, if the participant does not meet the service conditions as of the applicable vesting date (other than as a result of the participant’s death or disability) all unvested RSAs as of the date such service condition is no longer satisfied would be forfeited for no consideration. In addition, the “Restricted Stock Award Grant Date Fair Value” column in the “Summary Compensation Table” essentially represents an award for two years since no RSAs were granted in February 2026. For the Named Executive Officers, this will generally result in the granting of RSAs every other year rather than every year, unless the Personnel Committee of the Board of Directors elects to change the structure or makes a decision to grant RSAs for some other reason based on performance of the Company and/or the Named Executive Officer.

Qualified and Non-Qualified Retirement Programs
Qualified Profit-Sharing Plan
In addition to the 2025 Plan outlined above, the Company sponsors a tax-qualified profit sharing retirement plan for its employees (the “Profit-Sharing Plan”).
Substantially all full-time employees of the Company, including all Named Executive Officers, participate in the Profit-Sharing Plan. Two levels of contributions are made to the Profit-Sharing Plan: (1) contributions equal to 5% of eligible salaries (subject to Internal Revenue Service limits) calculated according to criteria set forth in the plan; and (2) additional discretionary contributions authorized annually by the Board of Directors. None of these contributions are dependent upon the employee contributing to the plan (i.e., the plan does not make “matching” contributions). Benefits pursuant to the Profit-Sharing Plan vest 0% during the first year of participation and 25% per full year thereafter, such that after five years such benefits are fully vested. Benefits under the Profit-Sharing Plan are disclosed in the participant’s Company Contributions to Profit-Sharing Plan in the “2025 All Other Compensation Table”.
Upon a Change in Control of the Company, each participant receives only the balance in their account, including any net earnings or losses thereon. Any unvested Company contributions become fully vested upon a Change in Control.
Non-Qualified Executive Retirement Plan
As mentioned above, the Board approved the termination of the Executive Retirement Plan, effective as of November 29, 2024, and all account balances under the Executive Retirement Plan were distributed to eligible participants on December 10, 2025. No obligations of the Company or the Bank remain outstanding under the Executive Retirement Plan relating to the Named Executive Officers.
Bank-Owned Life Insurance Program
The Company has a Bank-Owned Life Insurance (“BOLI”) program under which it has purchased single premium life insurance policies on the lives of the Named Executive Officers as well as certain other senior officers of the Company. The Company is both the owner of, and beneficiary under, the policies. These policies provide: (1) financial protection to the Company in the event of the death of an officer; and (2) significant income to the Company to offset the expense associated with the Company’s employee benefits with a favorable tax treatment.
As compensation to each participant for agreeing to allow the Company to purchase an insurance policy on his or her life, split-dollar agreements have been entered into with certain participants. These agreements provide for a division of the life insurance death proceeds between the Company and each participant’s designated beneficiary or beneficiaries. Participants have an interest only in the death benefits of the policies, not in any cash surrender value that exists prior to death. For plans initiated prior to 2023 the participants fully vest in their split-dollar agreements after eight years of service or upon a Change in Control. If the participant leaves the employ of the Company after vesting occurs (other than as part of a Change in Control), he or she cannot become employed by another financial institution and retain vesting. The dollar value of premiums relating to that portion of the death proceeds that would be payable to the participant’s beneficiary or beneficiaries in the event of his or her death, as well as the tax gross-up payments related thereto, are disclosed in the participant’s Tax Reimbursements in the “2025 All Other Compensation Table” below in this Proxy Statement.
In 2023, as compensation to each participant for agreeing to allow the Company to purchase an insurance policy on his or her life, a Survivor Income Plan was entered into with certain executive officers and other senior officers of the Company.  This offers a death benefit paid to the beneficiary of the participant if the employee dies while an employee of the Bank.  If the employee dies after terminating their employment, the Bank receives the BOLI death benefit, but no Survivor Income Plan benefit is paid to the employee’s beneficiary.
Change of Control and Post-Termination Compensation
The Company’s approach to post-termination compensation depends upon the circumstances surrounding the Named Executive Officer’s termination and has been designed by the Board to be competitive with industry-wide practices in order to attract and retain key executives.
1.
If the Named Executive Officer takes retirement, or his or her employment is terminated due to death or disability, no supplemental payments are made, with the exception of certain Named Executive Officers who receive a severance package if they become permanently disabled or with respect to RSAs under the 2025 Plan, if applicable. In the case of death, their designated beneficiaries would be entitled to their split-dollar life insurance death benefits or Survivor Income Plan death benefits (see “- Bank-Owned Life Insurance Program” above).

2.
If the Named Executive Officer is terminated for any other reason than as set forth in paragraph 1 above, all unvested RSAs issued under the 2025 Plan and any unpaid dividends related to the unvested restricted stock would be forfeited in their entirety (unless the Personnel Committee approves discretionary acceleration in the event of a Named Executive Officer’s Retirement). Furthermore, the Named Executive Officer is entitled to all vested balances in the Profit-Sharing Plan.

3.
If the Named Executive Officer is terminated without cause or for good reason, the terms of the Named Executive Officers’ employment contracts call for the Company to provide lump sum payments of a range of 12.0 times monthly base compensation to 2.0 times the individual’s highest “Total” annual compensation as reported in the “Summary Compensation Table”.  Each employment contract has been filed as an exhibit to the Company’s reports with the SEC.  In addition, upon termination without cause or for good reason, each Named Executive Officer is entitled to all vested balances in the Profit-Sharing Plans (see the “2025 Non-Qualified Deferred Compensation Table” in the “Summary Compensation Table” section of this Proxy Statement).  The payment of any severance benefits to the Named Executive Officers is conditioned upon the Named Executive Officer not announcing the termination of his or her employment and executing a general release of claims in the Company’s favor.

4.
In the case of a Change of Control, the Company has clauses in each Named Executive Officer’s employment contract, as filed as an exhibit to the Company’s reports with the SEC, that provide that each Named Executive Officer may be eligible to receive payments pursuant to their employment contracts, in addition to all vested and unvested balances in the Profit-Sharing Plan. Upon a Change of Control and conditioned upon execution of a non-competition and non-solicitation agreement and a general release of claims in the Company’s favor, each Named Executive Officer is eligible to receive a lump-sum payment equal to: (1) either 1.0 times or 2.0 times the Named Executive Officer’s highest “Total” compensation as reported in the “Summary Compensation Table”; plus (2) one to three years of COBRA medical premiums; plus (3) acceleration of any unvested RSAs issued under the 2025 Plan; plus (4) tax gross-up payments to cover excise taxes under Internal Revenue Code Section 280G; plus (5) for certain Named Executive Officers, the cash value of their Company car. In addition to the above, certain Named Executive Officers would receive an additional cash payment in a Change of Control ranging from $125,000 to $250,000, or from 0.25% to 0.50% of the total Company stockholder value depending on the nature of the Change of Control.

5.
The Personnel Committee has issued 16,472 RSAs to the Named Executive Officers under the 2025 Plan as of December 31, 2025.  All such RSAs to a Named Executive Officer under the 2025 Plan will accelerate and become fully vested upon death, disability or Change of Control or, in the sole discretion of the Personnel Committee, when the Named Executive Officer takes Retirement, in each case, to the extent such RSAs are not vested as of the effective date of the foregoing event.

Employment Contracts, Perquisites, and Other Personal Benefits
The Company has employment agreements with each of its Named Executive Officers. These agreements are generally structured for an initial two-year period and then renew automatically for successive two-year terms unless terminated by either party. The agreements provide for (i) a base salary (see “Summary Compensation Table”), (ii) salary increases at the discretion of the Board of Directors based upon performance, (iii) participation in the Company’s annual performance-based bonus program, (iv) participation in the 2025 Plan, (v) use of a Company-owned automobile or automobile allowance, and (vi) certain insurance benefits. Under certain circumstances, in the event of termination of employment, each Named Executive Officer may be entitled to receive severance compensation, and in the event of a Change of Control, each Named Executive Officer may be entitled to receive certain Change of Control compensation (see the “Executive Compensation – Change of Control and Post-Termination Compensation” section of this Proxy Statement).

Compensation Committee Report
Report of the Personnel Committee of the Board of Directors on Executive Compensation
The Personnel Committee has reviewed the Compensation Discussion & Analysis included herein with management and based upon those reviews and discussions has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and this Proxy Statement.

Respectfully Submitted,

Edward Corum, Jr.	Stephenson K. Green	Kevin Sanguinetti

Compensation Committee Interlocks and Insider Participation
In 2025, Messrs. Sanguinetti, Corum and Green served as members of the Personnel Committee. Each of the Directors serving on the Personnel Committee has been determined by the Board of Directors to be “independent” as such term is defined by Rule 5605(a)(2) of Nasdaq’s current listing rules. During 2025, certain members of the Personnel Committee had loans or other extensions of credit outstanding from the Bank. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with borrowers not related to the Company or the Bank. These loans are exempt from the loan prohibitions of the Sarbanes-Oxley Act of 2002 and did not involve more than the normal risk of collectability or have other unfavorable features.
Pay Ratio Disclosure
Pursuant to Item 402 of SEC Regulation S-K, the Company is required to disclose: (1) the median of the annual “total compensation” (defined as Wages, Tips and Other Compensation as reported in Box 1 of a W-2 form plus any fringe benefits not subject to federal income tax) of all employees (defined as those employees on the payroll as of December 31st of the year) except the Principal Executive Officer (Mr. Steinwert), which during 2025 was $86,622; and (ii) the ratio of the Principal Executive Officer’s total compensation (as reported in the “2025 Summary Compensation Table”) to the median annual total compensation of all employees except the Principal Executive Officer, which during 2025 was 144 to 1.
To determine the median of the annual total compensation of all employees of the Company (other than our Principal Executive Officer), we identified our total employee population as of December 31, 2025, which consisted of 390 individuals. As permitted by the disclosure rules, we annualized the compensation for any employees who were not employed by us for all of 2025.  To identify the “median employee” we conducted a full analysis of this employee population, without the use of statistical sampling. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our Named Executive Officers as set forth in the “2025 Summary Compensation Table”.
Named Executive Officer Compensation
The following tables provide details regarding the various forms of remuneration paid by the Company for the services performed in all capacities by each Named Executive Officer.
Since the Company has not offered: (1) stock options, or (2) defined benefit plans, the following tables are not included herein: Stock Option Grants, Exercises and Vesting and Pension Benefits.
As Farmers & Merchants Bancorp continues to grow, the complexity of our operations increases accordingly. Recruiting and retaining exceptional professional talent remains essential to sustaining our momentum. In 2024, the Company modernized its long-term senior management incentive compensation program to better align the interests of shareholders and senior management. This included terminating the Long-Term Non-Qualified Retirement Plan, which had become increasingly complex and costly to administer. Vested balances under that plan were distributed to eligible employees in December 2025.

In 2024 Shareholders approved a new Long-Term Restricted Stock Retirement Plan to replace the prior program. The annual cost of the new plan is comparable to the plan it replaced. Restricted stock grants were first awarded in February 2025; however, employees did not receive compensation under the new plan during 2025. Instead, these awards will vest over future years, contingent upon continued employment and satisfactory performance. Should these conditions not be met, the awards may be forfeited. This structure is designed to align employee incentives with long-term shareholder value while strengthening employee retention.

Under Securities and Exchange Commission reporting requirements, the 2025 Summary Compensation Table in the Shareholder Proxy reflects the grant date fair value of these restricted stock awards as compensation for 2025 which may be confusing, as this compensation was neither earned or paid in 2025. The changes in the structure of the Executive Compensation in 2025 is important as described in the section above entitled “2025 Restricted Stock Retirement Plan”.  Key to this is the fact that in the Summary Compensation Table under the column “Restricted Stock Award Grant Date Fair Value” is the grant date fair value of the RSAs issued in 2025, however the RSAs were neither earned or paid in 2025. The reporting requirements require that the fair value of the grant be reported in the year the award was made; however, as described in more detail above, the grant is not earned until the participant meets the service conditions and the grant is vested, which will not occur until the future vesting dates. In addition, if the participant does not meet the service conditions, all unvested shares would be forfeited for no consideration.

Named Executive Officer – 2025 Restricted Stock Grant Awards

Name	Grant Date	Number of Shares Awarded	Grant Date Fair Value of Stock Awards (1)	Vesting Period
Kent A. Steinwert	12/9/2025	400	$421,792	1 year 2026
2/3/2025		2,130	2,200,354	3 years 2026-2028
2/3/2025		7,260	7,499,798	2 years 2026-2027
		9,790	$10,121,944
Bart R. Olson	2/3/2025	582	$601,223	3 years 2026-2028
2/3/2025		1,840	1,900,775	2 years 2026-2027
		2,422	$2,501,999
Ryan J. Misasi	2/3/2025	582	$601,223	3 years 2026-2028
2/3/2025		1,840	1,900,775	2 years 2026-2027
		2,422	$2,501,999
David M. Zitterow	10/14/2025	192	$200,100	2 years 2026-2027
2/3/2025		872	900,802	2 years 2026-2027
		1,064	$1,100,903
John W. Weubbe	2/3/2025	774	$799,565	2 years 2026-2027

(1)
The RSAs with two-year vesting were designed such that RSAs would only be awarded every two years, not annually and, as such, should not be viewed as an annual award. The RSAs with three-year vesting were one-time awards as compensation for surrendering the performance component of the Executive Retirement Plan.

Named Executive Officer - 2025 Summary Compensation Table

Name	Year	Salary	Bonus	Restricted Stock Award Grant Date Fair Value(1)(2)	Company Contributions to Non-Qualified Retirement Plans(3)	All Other Compensation(4)	Total
Kent A. Steinwert	2025	$895,000	$1,400,000	$10,121,944	$-	$133,827	$12,550,771
Chairman, President	2024	$895,000	$1,400,000	$-	$3,747,806	$126,118	$6,168,924
& Chief Executive Officer	2023	$895,000	$1,400,000	$-	$3,714,247	$122,331	$6,131,578

Bart R. Olson	2025	$567,500	$550,000	$2,501,999	$-	$91,133	$3,710,632
Executive Vice President	2024	$550,000	$550,000	$-	$919,277	$85,165	$2,104,442
Chief Financial Officer	2023	$423,076	$550,000	$-	$645,427	$69,875	$1,688,378

Ryan J. Misasi	2025	$410,000	$500,000	$2,501,999	$-	$102,958	$3,514,957
Executive Vice President	2024	$400,000	$475,000	$-	$839,277	$94,080	$1,808,357
Retail Banking Division Manager	2023	$380,833	$450,000	$-	$662,584	$87,519	$1,580,936

David M. Zitterow	2025	$406,250	$400,000	$1,100,903	$-	$114,614	$2,021,767
Executive Vice President	2024	$385,417	$325,000	$-	$592,041	$118,036	$1,420,493
Director of Wholesale Banking	2023	$358,333	$375,000	$-	$516,845	$96,362	$1,346,540

John Weubbe	2025	$380,000	$400,000	$799,565	$-	$83,194	$1,662,759
Executive Vice President	2024	$354,167	$325,000	$-	$355,731	$74,102	$1,109,000
Chief Credit Officer	2023	$332,292	$275,000	$-	$233,077	$91,051	$931,420

(1)
The amounts reflected in this column were NOT paid to the employees in 2025.  Instead, these amounts will become vested in 2026 and 2027 and will be contingent on the employee’s future service performance.

(2)
The values are based on the 30-day volume weighted average price of FMCB common stock from the OTCQX prior to the issuance of the grant.  Refer to “2025 Restricted Stock Grant Awards” table for a detailed description of the structure of the RSAs. The RSAs with two-year vesting were designed such that RSAs would only be awarded every two years, not annually, and, as such, should not be viewed as an annual award. The RSAs with three-year vesting were one-time awards as compensation for surrendering the performance component of the Executive Retirement Plan.

(3)
Includes Non-Qualified Executive Retirement Plan contributions for the years presented.  See “Executive Compensation – Compensation Discussion and Analysis – Qualified and Non-Qualified Retirement Programs - Non-Qualified Executive Retirement Plan” for details regarding the types of compensation deferred, measures of calculating plan earnings and terms of payouts, withdrawals and other distributions.

(4)	See “2025 All Other Compensation Table” for additional details.

2025 All Other Compensation Table – Named Executive Officer
Name	Year	Auto Usage(1)	Tax Reimbursements(2)	Insurance Premiums	Club Dues	Unused Vacation Payout and Relocation Expense(3)	Company Contributions to Profit- Sharing Plan(4)	Total
Kent A. Steinwert	2025	$2,094	$29,941	$36,381	$9,582	$10,327	$45,502	$133,827
	2024	$5,223	$27,612	$31,564	$9,573	$10,327	$41,819	$126,118
	2023	$6,220	$25,195	$29,025	$8,064	$10,327	$43,500	$122,331

Bart R. Olson	2025	$12,000	$-	$33,631	$-	$-	$45,502	$91,133
	2024	$12,000	$-	$27,115	$-	$4,231	$41,819	$85,165
	2023	$10,000	$-	$26	$-	$19,117	$40,732	$69,875

Ryan J. Misasi	2025	$1,648	$-	$33,631	$17,100	$5,077	$45,502	$102,958
	2024	$3,870	$-	$27,115	$16,661	$4,615	$41,819	$94,080
	2023	$3,861	$-	$24,958	$15,200	$-	$43,500	$87,519

David M. Zitterow	2025	$12,000	$-	$21,540	$30,668	$4,904	$45,502	$114,614
	2024	$12,000	$-	$21,307	$38,295	$4,615	$41,819	$118,036
	2023	$12,000	$-	$18,376	$18,188	$4,327	$43,471	$96,362

John W. Weubbe	2025	$12,000	$-	$20,961	$-	$4,731	$45,502	$83,194
	2024	$12,000	$-	$16,014	$-	$4,269	$41,819	$74,102
	2023	$10,800	$-	$15,515	$-	$21,248	$43,488	$91,051

(1)	Represents either the personal use of a company car or receipt of a car allowance.
(2)	Represents tax gross-up payments to reimburse the executive for split-dollar life insurance premiums under the BOLI program.
(3)	Represents unused vacation payout and relocation expense. Included are relocation reimbursements in 2023 of $12,711 and $17,325 for Mr. Olson and Mr. Weubbe, respectively.
(4)	Represents employer contributions to the Profit-Sharing Plan.

2025 Non-Qualified Deferred Compensation Table – Named Executive Officer
Name	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals / Distribution(3)	Aggregate Balance at Last Fiscal Year End(1)(4)
Kent A. Steinwert	$-	$(2,149,790)	$(37,973,349)	$-
Bart R. Olson	$-	$(61,308)	$(1,584,826)	$-
Ryan J. Misasi	$-	$(219,827)	$(5,649,055)	$-
David M. Zitterow	$-	$(147,982)	$(3,030,362)	$-
John W. Weubbe	$-	$(67,951)	$(1,194,473)	$-

(1)
Represents Company contributions.  See “Executive Compensation – Compensation Discussion and Analysis – Qualified and Non-Qualified Retirement Programs - Non-Qualified Executive Retirement Plan” for details regarding the termination of the Executive Retirement Plan in 2024. No contributions have been made since December 2024 and, therefore, are not included in the 2025 totals in the “2025 All Other Compensation Table”.

(2)	At the time of distribution, the Company shares were valued based on an independent third-party appraisal of the shares in the Plans, thus resulting in negative earnings.
(3)
All 2025 withdrawals consisted of a distribution of the Executive Retirement Plan assets on December 10, 2025 as a result of the termination of the Executive Retirement Plan, as approved by the stockholders on November 25, 2024, as required under Internal Revenue Code Section 409A and the rules and regulations promulgated thereunder.

(4)	Represents the cumulative amount of the current and all previous years’ contributions and earnings or losses. There are no account balances that remain outstanding under the Executive Retirement Plan.

Named Executive Officer – Value of Unvested Outstanding Restricted Stock Awards as of December 31, 2025
Name	Number of Shares That Have Not Vested	Market Value of Shares That Have Not Vested (1)
Kent A. Steinwert	9,790	$10,879,138

Bart R. Olson	2,422	$2,691,448

Ryan J. Misasi	2,422	$2,691,448

David M. Zitterow	1,064	$1,182,370

John W. Weubbe	774	$860,108

(1)	Based on the closing price of FMCB common stock on the OTCQX of $1,111.25 per share on December 31, 2025.

2025 Pay Versus Performance Disclosure
As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of SEC Regulation S-K, we are providing the following information about executive compensation actually paid (as defined by SEC rules) for our principal executive officer (“PEO”), Mr. Steinwert, CEO (who was our PEO for each covered fiscal year below), and the Non-CEO Named Executive Officers for each covered fiscal year as follows: (i) for 2025, Mr. Olson, Mr. Misasi, Mr. Zitterow and Mr. Weubbe; (ii) for 2024, Mr. Olson, Mr. Misasi, Mrs. Skinner, Mr. Zitterow and Mr. Weubbe; (iii) for 2023, Mr. Olson, Mrs. Skinner, Mr. Misasi, Mr. Zitterow and Mr. Colombini; (iv) for 2022 and 2021, Mr. Haley, Mrs. Skinner, Mr. Colombini, Mr. Misasi and Mr. Zitterow. This disclosure is not incorporated by reference into our 2025 Annual Report on Form 10-K. For further information about the Company's pay-for-performance philosophy and how the Personnel Committee aligns executive compensation with the Company's performance, refer to “Executive Compensation – Compensation Discussion and Analysis”. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by Named Executive Officers.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(1)(2)	Value of initial fixed $100 investment based on:		Net Income	Return on Average Equity	Return on Average Assets
					Total Shareholder Return	Peer Group Total Shareholder Return(3)

2025	$12,550,771	$13,307,965	$2,727,528	$2,857,755	$159.55	$147.34	$93,605,000	15.11%	1.67%

2024	$6,168,924	$6,168,924	$1,785,750	$1,785,750	$150.84	$123.92	$88,457,000	15.49%	1.64%

2023	$6,131,578	$6,131,578	$1,742,175	$1,742,175	$165.09	$130.34	$88,314,000	17.05%	1.68%

2022	$6,135,255	$6,135,255	$1,802,523	$1,802,523	$170.09	$119.53	$75,090,000	16.04%	1.41%

2021	$5,081,038	$5,081,038	$1,637,422	$1,637,422	$152.87	$126.90	$66,336,000	15.00%	1.35%

(1)
The amounts reflected in this column were NOT paid to the employees in 2025.  Instead, these amounts will become vested in 2026 and 2027 and will be contingent on the employee’s future service performance.

(2)
The compensation actually paid to the PEO and Non-PEO Named Executive Officers is calculated by using the Total Compensation per the Summary Compensation Table, reducing it by the RSA grant date fair value, and increasing it by the fair value of the RSAs as of December 31, 2025, as shown in the previous tables.

(3)
The peer group used is the S&P 600 Regional Banks, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2025. (Total Stockholder Return, or “TSR”, represents the cumulative total stockholder return during each measurement period and is calculated by dividing the sum of (i) the difference between the share price at the end and the beginning of the measurement period, plus (ii) the cumulative amount of dividends paid on the stock for the measurement period, assuming dividend reinvestment, by the share price at the beginning of the measurement period. Each amount assumes that $100 was invested in common stock on December 31, 2021, and dividends were reinvested for additional shares.) The comparison assumes $100 was invested for the period starting December 31, 2021, through the end of the listed year in the Company and in the S&P 600 Regional Banks index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

The Company operates under a three-year strategic plan complemented by a current year operating budget with net income, return on average equity and return on average assets goals, among others.  These three financial performance measures are the three most important for compensation purposes.  As described in “Executive Compensation – Compensation Discussion and Analysis”, bonus awards under the Executive Management Incentive Compensation Plan is determined by taking into account the actual results of net income, including actual and relative profit performance.
TSR is not directly tied to any performance goals; however, it affects the RSAs issued in any one year.  Accordingly, a substantial portion of the compensation actually paid to our Named Executive Officers is aligned with our TSR. Our TSR is strong relative to the TSR of the peer group and has exceeded our average peer group by $12.21, or 8.29%, from December 31, 2020 to December 31, 2025.

AUDIT & RISK COMMITTEE REPORT

The following Audit & Risk Committee Report should not be deemed filed or incorporated by reference into any other document, including Farmers & Merchants Bancorp’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report into any such filing by reference.

Report of the Audit & Risk Committee of the Board of Directors

The Audit & Risk Committee oversees relevant accounting, risk assessment, risk management and regulatory matters. It meets with the Company’s and the Bank’s internal auditors and the independent registered public accounting firm to review the scope of their work as well as to review quarterly and annual financial statements and regulatory and public disclosures with the officers in charge of financial reporting, control and disclosure functions. After reviewing the independent registered public accounting firm’s qualifications, partner rotation and independence, the Audit & Risk Committee also makes an annual decision regarding selection of the independent registered public accounting firm. In addition, the Audit & Risk Committee reviews reports of examination conducted by regulatory agencies and follows up with management concerning recommendations and required corrective action.

The Audit & Risk Committee reports regularly to the Boards of Directors of the Company and the Bank and has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants as it deems appropriate and necessary to perform its duties.

In performing its functions, the Audit & Risk Committee acts in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

In connection with the December 31, 2025 consolidated financial statements of the Company, the Audit & Risk Committee:  (1) reviewed and discussed the audited financial statements with management and the independent registered public accounting firm; (2) discussed with the independent registered public accounting firm the matters required by AS 1301; and (3) received and discussed with the independent registered public accounting firm the matters required by AS 1301, Communications with Audit & Risk Committees. The Audit & Risk Committee has also considered whether the independent registered public accounting firm provision of non-audit services to the Company is compatible with maintaining the auditors’ independence. Based upon these reviews and discussions, the Audit & Risk Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2025.

Kevin Sanguinetti, Chairman	Stephenson K. Green	Edward Corum, Jr

Fees and Services of Independent Registered Public Accounting Firm

Crowe LLP has served as our independent registered public accounting firm for the fiscal years ended December 31, 2025 and 2024.

All of the services provided by Crowe LLP described below were approved by the Audit & Risk Committee. The following table sets forth the fees billed by Crowe LLP to the Company for the audit of our annual financial statements for the years ended December 31, 2025 and 2024:

	Years Ended December 31
	2025	2024
Audit and other related fees:
Audit fees	$724,000	$845,000
Audit-related fees	-	-
All other fees	-	-
	$724,000	$845,000

Pre-approval of Services by the Company’s Independent Registered Public Accounting Firm

The Audit & Risk Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s independent registered public accounting firm. The Audit & Risk Committee will consider annually and, if appropriate, approve the provision of audit services by its independent registered public accounting firm and any provision of certain defined audit and non-audit services. The Audit & Risk Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit & Risk Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit & Risk Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at its next regular meeting. The Audit & Risk Committee will regularly review summary reports detailing all services being provided by its independent registered public accounting firm.

The Company does not require that its independent registered public accounting firm attend the annual meeting of stockholders.

OTHER MATTERS

Indemnification

The Company’s Certificate of Incorporation and By-Laws provide for indemnification of officers, directors, employees and agents to the fullest extent permitted by Delaware law. Delaware law generally provides for the payment of expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred by the indemnitees provided such person acted in good faith and in a manner he or she reasonably believed not to be opposed to the best interests of the corporation and with respect to any criminal action or proceeding if he or she had no reasonable cause to believe his or her conduct was unlawful. However, in derivative suits, if the suit is lost, no indemnification is permitted in respect of any claim as to which the prospective indemnitee is adjudged to be liable for misconduct in the performance of his or her duty to the Company and then only if, and only to the extent that, a court of competent jurisdiction determines the prospective indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Finally, no indemnification may be provided in any action or suit in which the only liability asserted against a director is pursuant to a statutory provision proscribing the making of loans, dividends, and distribution of assets under certain circumstances.

The provisions regarding indemnification may not be applicable under certain federal banking and securities laws and regulations.

Stockholder Rights Plan

On August 5, 2008, the Board of Directors approved a Share Purchase Rights Plan (the “Rights Plan”), pursuant to which the Company entered into a Rights Agreement dated August 5, 2008 (the “2008 Rights Agreement”), with Computershare as Rights Agent, and the Company declared a dividend of a right to acquire one preferred share purchase right (a “Right”) for each outstanding share of the Company’s common stock, $0.01 par value per share, to stockholders of record at the close of business on August 15, 2008. Generally, the Rights are only triggered and become exercisable if a person or group (the “Acquiring Person”), without the consent of the Company’s Board of Directors, acquires beneficial ownership of 10 percent or more of the Company’s common stock or announces a tender offer for 10 percent or more of the Company’s common stock.

The Rights Plan is similar to plans adopted by many other publicly traded companies. The effect of the Rights Plan is to discourage any potential acquirer from triggering the Rights without first convincing the Company’s Board of Directors that the proposed acquisition is fair to, and in the best interest of, all of the stockholders of the Company. The provisions of the Plan, if triggered by the Acquiring Person, will substantially dilute the equity and voting interest of any potential acquirer unless the Board of Directors approves of the proposed acquisition (under Article XV of the Company’s Certificate of Incorporation, the Board of Directors has the authority to consider any and all factors in determining whether an acquisition is in the best interests of the Company and its stockholders). Each Right, if and when exercisable, will entitle the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value (“Preferred Share”), at the purchase price set forth in the Rights Plan for each one one-hundredth of a share, subject to adjustment.

Each holder of a Right (except for the Acquiring Person, whose Rights will be null and void upon such event) shall thereafter have the right to receive, upon exercise, that number of Common shares of the Company having a market value of two times the exercise price of the Right. At any time before a person becomes an Acquiring Person, the Rights can be redeemed, in whole, but not in part, by the Company’s Board of Directors at a price of $0.001 per Right.

The Rights Plan was set to expire on August 5, 2018. On November 19, 2015, the Board of Directors approved a seven-year extension of the term of the Rights Plan. Pursuant to an Amendment to the 2008 Rights Agreement dated February 18, 2016, the term of the Rights Plan was extended from August 5, 2018 to August 5, 2025. The extension of the term of the Rights Plan was intended as a means to continue to guard against abusive takeover tactics and was not in response to any particular proposal. The Board also increased the purchase price under the Rights Plan from $1,200 to $1,600 per one one-hundredth of a Preferred Share, to reflect the increase in the market price of the Company’s common stock since the adoption of the Rights Plan.

On April 5, 2024, the Company entered into an Amended and Restated Rights Agreement (the “Amended Rights Agreement”), which amended and restated the 2008 Rights Agreement. The Amended Rights Agreement extends the expiration date of the Company’s Rights Plan from the close of business on August 5, 2025, to the close of business on August 5, 2034.  At the time of the termination of the Amended Rights Agreement, all of the Rights distributed to holders of the Company’s Preferred Shares pursuant to the Amended Rights Agreement will expire. The Amended Rights Agreement also increased the purchase price per unit under the 2008 Rights Agreement from $1,600 per one one-hundredth of a Preferred Share, to $3,900 per one one-hundredth of a Preferred Share. The other changes reflected in the Amended Rights Agreement generally clarify the legal relationship between the Rights Agent and the Company and were made to conform the agreement to provisions that have become customary in such agreements since the Rights Plan was originally adopted in 2008.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Directors and executive officers to file reports of their ownership of the Company’s common stock with the SEC.  Based solely on a review of the filings made with the SEC and written representations from our Directors and executive officers, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its Directors and executive officers during the last fiscal year were filed on a timely basis, except for the Form 4 reports required to be filed following the distribution of the non-qualified retirement plans.  The non-qualified plans distributed all shares effective December 10, 2025; however, the Forms 4 were not filed until December 18, 2025.  These Forms 4 did not report any change in the number of shares beneficially owned by each Section 16(a) officer; they reported only a change in the form of beneficial ownership (from indirect to direct).

To its knowledge, the Company has no ten percent or greater stockholder.

Communications with Board of Directors

Any person, including any stockholder, desiring to communicate with, or make any concerns known to, the Company, Directors generally, non-management Directors or an individual Director only may do so by submitting them in writing to Bart R. Olson, Corporate Secretary of Farmers & Merchants Bancorp, 111 W. Pine Street, Lodi, CA 95240. All correspondence must include information to identify the person submitting the communication or concern, including name, address, telephone number and e-mail address (if applicable) together with information indicating the relationship of such person to the Company. The Secretary is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate addressee(s) for potential action or response. The Company may institute appropriate procedures to establish the authenticity of any communication or concern before forwarding. The Company is not obligated to investigate any anonymous submissions.

Stockholder Nominations, Notices and Proposals

Article III, Section 3.4 of the By-Laws of the Company provides a procedure for nomination for election of members of the Board of Directors of the Company. Nominations for election to the Board of Directors may be made by the Board of Directors or by any holder of any outstanding class of capital stock of the Company entitled to vote for the election of Directors.

Nominations, other than those made by the Board of Directors, shall be made by notification in writing delivered or mailed to the Chairman of the Nominating Committee at 111 West Pine Street, Lodi, CA 95240,  not less than thirty (30) days or more than sixty (60) days prior to any meeting of stockholders called for election of Directors, provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to stockholders, such nomination shall be mailed or delivered to the President of the Company not later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed.  If the Company’s 2027 annual meeting of stockholders is held on the second Monday of May (as has generally been the case over the last several years), any stockholder nomination, to be timely, must be received by the Company not later than April 10, 2027 and not earlier than March 11, 2027. Notification must contain certain information as to each proposed nominee and as to each person acting alone or in conjunction with one or more persons, in making such nomination or in organizing, directing or financing such nomination. The Chairman of the meeting may, in his or her discretion, determine and declare to the meeting that a nomination not made in accordance with the foregoing procedure shall be disregarded.

A copy of the By-Laws of the Company can be obtained by written request to the Corporate Secretary of the Company, Bart R. Olson, 111 West Pine Street, Lodi, CA 95240. A copy of the Nominating Committee’s charter, which outlines the Committee’s nominating process, including the standards and qualifications to be considered for Board membership, is available for review on the Company’s website at http://www.fmbonline.com.

Pursuant to Article II, Section 2.6 of the Company’s By-Laws, in order for other business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company and must have been a stockholder of record at the time such notice is given. To be timely, a stockholder’s notice shall be delivered to or mailed (by United States registered mail, return receipt requested) and received at the principal executive offices of the Company not less than seventy (70) days nor more than ninety (90) days prior to the first anniversary date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty (20) days, or delayed by more than seventy (70) days, from such anniversary date, notice by a stockholder to be timely must be so delivered or mailed (by U.S. registered mail, return receipt requested) and received no earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the seventieth (70th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

Notice of any stockholder proposal by a stockholder to properly bring business before the 2027 annual meeting, to be timely, must be received by the Company no later than March 2, 2027, and no earlier than February 10, 2027. Such stockholder’s notice to the Secretary must contain certain additional information, which is more particularly described in Article II, Section 2.6 of the Company’s By-Laws. No business shall be conducted at an annual meeting of stockholders unless proposed in accordance with the foregoing procedures. The Chairman of the meeting shall, if the factors warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the foregoing procedure and such business shall not be transacted.

Under the Rules of the SEC, if a stockholder intends to include a proposal in the Company’s proxy statement and form of proxy for presentation at the Company’s 2027 annual meeting of stockholders, the proposal must be received by the Company at its principal executive offices by December 5, 2026.  In addition to these advance notice requirements, there are other requirements that a stockholder must meet in order to have a proposal included in the Company’s proxy statement under the rules of the SEC.

A complete list of stockholders entitled to vote will be available for inspection by stockholders of record at the office of the Secretary of the Company at 111 West Pine Street, Lodi, CA 95240 for the ten days prior to the Meeting.
Cumulative Voting

With respect to the election of Directors, each stockholder may be eligible to exercise cumulative voting rights and may be entitled to as many votes as shall equal the number of shares of common stock held by such stockholder multiplied by the number of Directors to be elected, and such stockholder may cast all of such votes for a single nominee or may distribute them among two or more nominees. For example, if you own 10 shares of common stock of the Company and 7 Directors are being elected, you have 70 votes – you can cast all of them for one nominee, or two or more nominees if you so choose. No stockholder shall be entitled to cumulate votes (i.e., cast for any one or more nominees a number of votes greater than the number of shares of common stock of the Company held by such stockholder) unless the name(s) of the nominee(s) has (have) been placed in nomination prior to the commencement of the voting in accordance with Article III, Section 3.4 of the Company’s By-laws and, in accordance with Article II, Section 2.9 of the Company’s By-laws, a stockholder has given at least two days written notice to the Secretary of the Company of an intention to cumulate votes prior to the vote. Discretionary authority to cumulate votes in such event is, therefore, solicited in this Proxy Statement.

Other Matters

The Management and Directors of the Company are not aware of any other matters to be presented for consideration at the virtual Annual Meeting to be held on May 11, 2026, or any adjournments or postponements thereof. If any other matters should properly come before the Meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best business judgment, pursuant to the discretionary authority granted therein.

No Incorporation by Reference of Certain Portions of This Proxy Statement
Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings made by us under those statutes, neither the Audit & Risk Committee Report nor the Report of the Personnel Committee of the Board of Directors on Executive Compensation is to be incorporated by reference into any such prior filings, nor is such report to be incorporated by reference into any future filings made by us under those statutes.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/FMCB or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/FMCB Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed. 1. Election of Directors: For Withhold For Withhold 01 - Edward Corum, 02 - Stephenson K. Green Jr. 03 - Craig W. James 04 - Gary J. Long 05 - Kevin Sanguinetti 06 - Deborah E. Skinner 07 - Kent A. Steinwert The Board of Directors recommend a vote FOR Proposal 2. 2. Approval, by non-binding vote, on the compensation of the Named Executive Officers For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X

The 2026 Annual Meeting of Stockholders of Farmers & Merchants Bancorp will be held on Monday, May 11, 2026, 2:00 P.M. Pacific Time, virtually via the Internet at https://meetnow.global/MRNPCSL. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2025 Annual Report are available at: www.envisionreports.com/FMCB Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/FMCB IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. REVOCABLE PROXY — FARMERS & MERCHANTS BANCORP ANNUAL MEETING OF STOCKHOLDERS May 11, 2026 This Proxy is solicited on behalf of the Board of Directors The signer hereby appoint(s) Edward Corum, Jr., Kevin Sanguinetti and Kent A. Steinwert and any of them, each with full power of substitution as Proxy of the signer, to attend the Annual Meeting of Stockholders of Farmers & Merchants Bancorp to be held virtually at 2:00 P.M. Pacific Time, on May 11, 2026 and any adjournment thereof, and to vote the number of shares the signer would be entitled to vote if personally present as indicated hereon: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED UNDER ITEM 1, AND “FOR” ITEM 2. THIS PROXY CONFERS ON THE PROXY HOLDERS THE POWER OF CUMULATIVE VOTING AS DESCRIBED IN THE PROXY STATEMENT. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.